Exhibit 10.1

AMENDMENT NO. 1 TO AGREEMENT

This Amendment No. 1 (the “Amendment”) is entered into as of the 16th day of March, 2006 by and among THINK PARTNERSHIP INC., formerly known as CGI HOLDING CORPORATION, a Nevada corporation (“THK”), LITMUS ACQUISITION SUB, INC., a Missouri corporation and wholly owned subsidiary of THK (“Litmus Acquisition Sub”), LITMUS MEDIA, INC., a Missouri corporation (“Litmus”), and JOHN LINDEN (“Linden”) and TOBIAS TEETER (“Teeter”), two of the shareholders of Litmus (individually, a “Shareholder” and collectively the “Shareholders”).

RECITALS

A. THK, Litmus Acquisition Sub, Litmus, Linden and Teeter are parties to that certain Agreement dated as of February 17, 2006 (the “Agreement”) relating to merger of Litmus with and into Litmus Acquisition Sub.

B. The parties desire to make certain amendments to the Agreement, as more fully set forth in this Amendment.

C. Capitalized terms used in this Amendment and not defined are used as defined in the Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby mutually acknowledged, intending to be legally bound, the parties agree as follows:

1. Amendments to Agreement.

a. Section 2.6. The last sentence of Section 2.6 of the Agreement is hereby amended to read in its entirety as follows:

“The “Initial Cash Consideration” shall be Six Million Five Hundred Thousand Dollars ($6,500,000) and the “Initial Stock Consideration” shall be Three Million Two Hundred Fifty Thousand (3,250,000) shares of THK Common Stock”.

b. Section 9.1(j). Section 9.1(j) of the Agreement is hereby amended to provide that the amount of the Pre-Closing Dividend may be increased by up to One Hundred and Fifty Thousand Dollars ($150,000) in excess of the amount that would otherwise be permitted by terms of the Agreement prior to this Amendment.

c. Section 11.1(b). Section 11.1(b) of the Agreement is hereby amended by deleting the reference to “March 20, 2006” and inserting in its place “April 5, 2006”.

2. Acknowledgement by Shareholders. The Shareholders hereby acknowledge and agree that the definition of “Registrable Securities” in the Registration Rights Agreement will be amended to exclude up to 79,268 shares of THK Common Stock to be issued pursuant to the Agreement if, despite the use of its good faith efforts, THK cannot obtain consent from its financing sources, under the terms of other contractual agreements to which THK is a party, to allow THK to register, in the first registration statement filed by THK with the U.S. Securities and Exchange Commission following the closing, all of the 3,250,000 shares of THK Common Stock which constitute the “Initial Stock Consideration” defined in Section 2.6 of the Agreement, as amended.

3. Miscellaneous. Except as amended hereby, the Agreement is hereby ratified and confirmed in all respects. This Amendment shall be governed by the law of the State of Illinois without giving effect to the conflict of law principles thereof. The miscellaneous provisions in Article XIII of the Agreement, including without limitation the provisions on notices and arbitration, shall apply to this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Agreement to be executed as of the date first written above.

THINK PARTNERSHIP INC., f/k/a CGI HOLDING CORPORATION

By:	/s/ Scott P. Mitchell
Name:	Scott P. Mitchell
Title:	President

LITMUS ACQUISITION SUB, INC.

By:	/s/ John Linden
Name:	John Linden
Title:	President

LITMUS MEDIA, INC.

By:	/s/ Tobias Teeter
Name:	Tobias Teeter
Title:	President

/s/ John Linden
JOHN LINDEN

/s/ Tobias Teeter
TOBIAS TEETER